UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 18, 2013

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Item 7.01 Regulation FD Disclosure.

The information in this report furnished pursuant to Items 2.02 and 7.01, including Exhibit 99.1 and 99.2 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Items 2.02 and 7.01 of this report.

On April 18, 2013, Advanced Micro Devices, Inc. (the “Company”) announced its financial position and results of operations as of and for its fiscal quarter ended March 30, 2013 in a press release that is attached hereto as Exhibit 99.1. Attached hereto as Exhibit 99.2 is financial information and commentary by Devinder Kumar, Senior Vice President and Chief Financial Officer of the Company, regarding the Company’s fiscal quarter ended March 30, 2013.

To supplement the Company’s financial results presented on a U.S. GAAP (“GAAP”) basis, the Company’s earnings release contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA, and non-GAAP free cash flow. The Company believes that this non-GAAP presentation makes it easier for investors to compare current and historical periods’ operating results and that it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

To derive non-GAAP gross margin for the Company for the fourth fiscal quarter of 2012, the Company excluded a lower of cost or market charge related to GLOBALFOUNDRIES’ (“GF”) waiver of the Company’s take-or-pay obligations for the fourth fiscal quarter of 2012 (the “LCM Charge”).

To derive non-GAAP gross margin for the Company for the first fiscal quarter of 2012, the Company excluded a charge related to the limited waiver of exclusivity from GF.

To derive non-GAAP operating expenses for the Company for all periods presented, the Company excluded the amortization of acquired intangible assets and net restructuring and other special charges.

To derive non-GAAP operating expenses for the Company for the first fiscal quarter of 2012, the Company also excluded costs related to the acquisition of SeaMicro, Inc. (“SeaMicro”).

To derive non-GAAP operating loss for the Company for the first fiscal quarter of 2013, the Company excluded the amortization of acquired intangible assets and net restructuring and other special charges.

To derive non-GAAP operating loss for the Company for the fourth fiscal quarter of 2012, the Company excluded the LCM Charge, the amortization of acquired intangible assets and net restructuring and other special charges.

To derive non-GAAP operating income for the Company for the first fiscal quarter of 2012, the Company excluded a charge related to the limited waiver of exclusivity from GF, the amortization of acquired intangible assets, net restructuring and other special charges, and costs related to the SeaMicro acquisition.

To derive non-GAAP net loss and non-GAAP loss per share for the Company for the first fiscal quarter of 2013, the Company excluded the amortization of acquired intangible assets and net restructuring and other special charges.

To derive non-GAAP net loss and non-GAAP loss per share for the Company for the fourth fiscal quarter of 2012, the Company excluded the LCM Charge, the amortization of acquired intangible assets, net restructuring and other special charges and an impairment charge for certain marketable securities.

To derive non-GAAP net income and non-GAAP earnings per share for the Company for the first fiscal quarter of 2012, the Company excluded a charge related to the limited waiver of exclusivity from GF, the amortization of acquired intangible assets, net restructuring and other special charges, costs related to the SeaMicro acquisition, and a tax benefit related to the SeaMicro acquisition.

Specifically, these non-GAAP financial measures reflect adjustments based on the following:

Lower of cost or market charge related to GF take-or-pay obligation: Pursuant to the third amendment to the Wafer Supply Agreement (the “WSA”), dated December 6, 2012, between the Company and GF, GF agreed to waive a portion of the Company’s existing take-or-pay production wafer purchase commitments for the fourth fiscal quarter of

2012. In consideration of this waiver, the Company agreed to pay GF a termination fee of $320 million. As a result, the Company recorded a “lower of cost or market,” or LCM charge, of $273 million for the write-down of inventory to its market value. The Company excluded this item from the Company’s GAAP gross margin, GAAP operating loss, GAAP net loss and GAAP loss per share for the fourth fiscal quarter of 2012 because the Company believes it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

Limited waiver of exclusivity from GF: Pursuant to the second amendment to the WSA, dated as of March 4, 2012, between the Company and GF, the Company was granted certain rights to contract with another wafer foundry supplier with respect to specified products for a specified period. In consideration for these rights, the Company agreed to pay GF $425 million in cash and transferred to GF all of the capital stock of GF that the Company owned, which had a carrying and fair value of $278 million. As a result, the Company recorded a charge of $703 million in the first fiscal quarter of 2012. The Company excluded this item from the Company’s GAAP gross margin, GAAP operating loss, GAAP net loss and GAAP loss per share for first fiscal quarter of 2012 because the Company believes it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

Amortization of acquired intangible assets: Amortization of acquired intangible assets represents amortization expenses of acquired identifiable intangible assets in connection with the Company’s acquisitions of ATI Technologies and SeaMicro. The Company excluded this item from the Company’s GAAP operating expenses, GAAP operating loss, GAAP net loss and GAAP loss per share for all periods presented because these expenses are not indicative of ongoing operating performance.

Restructuring and other special charges, net: Restructuring and other special charges, net, recorded in the first fiscal quarter of 2013 primarily consisted of a loss associated with the sale and leaseback of the Company’s facility in Austin, Texas, partially offset by a gain on the sale and leaseback of one of the Company’s buildings in Markham, Canada. The net charge primarily represented the difference between the sales proceeds and the carrying values of the properties sold. Restructuring and other special charges, net, recorded in the fourth fiscal quarter of 2012 and the first fiscal quarter of 2012 represented costs that the Company incurred from its restructuring plans implemented to reduce operating expenses and better position the Company competitively. The charges reflected in these periods were primarily associated with a reduction of the Company’s global workforce. The Company excluded net restructuring and other special charges from the Company’s GAAP operating expenses, GAAP operating loss, GAAP net loss and GAAP loss per share for all periods presented because they are not indicative of ongoing performance.

SeaMicro acquisition costs: In March 2012, the Company acquired SeaMicro, a privately held company that develops and sells energy-efficient, high-bandwidth microservers. The Company incurred certain costs related to this acquisition, which primarily consisted of advisory and other professional service fees. The Company excluded this item from the Company’s GAAP operating expenses, GAAP operating loss, GAAP net loss and GAAP loss per share for the first fiscal quarter of 2012 because they are not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

Tax Benefit related to SeaMicro acquisition: The acquisition of SeaMicro was treated as a stock purchase for income tax purposes and accordingly, tax amortization of the acquired identifiable intangible assets is not allowed. As a result, the Company established a deferred tax liability of approximately $36 million for the book/tax difference. This reduced the Company’s existing valuation allowance against its deferred tax asset by providing an additional source of future taxable income. The reduction in valuation allowance resulted in a discrete income tax provision benefit of approximately $36 million in the first fiscal quarter of 2012. The Company excluded this item from the Company’s GAAP net loss and GAAP loss per share for first fiscal quarter of 2012 because it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

Impairment charge related to certain marketable securities: During the fourth fiscal quarter of 2012, the Company wrote down certain marketable securities to their fair value. The Company excluded this item from the Company’s GAAP net loss and GAAP loss per share for the fourth fiscal quarter of 2012 because it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

In addition to the above non-GAAP financial measures, the Company presented Adjusted EBITDA in the earnings release as a supplemental measure of its performance. The Company determines its Adjusted EBITDA by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the applicable period: for all periods presented, the Company included an adjustment for net restructuring and other special charges; for the fourth quarter of 2012, the Company included an adjustment for the LCM Charge related to the GF take-or-pay obligation; and for the first quarter of 2012, the Company included adjustments for the limited waiver of exclusivity from GF and SeaMicro acquisition costs.

The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance.

The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in the earnings release as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicated non-GAAP free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations within the press release and financial schedules of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated April 18, 2013.

99.2	CFO Commentary on First Fiscal Quarter of 2013 Results

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2013	ADVANCED MICRO DEVICES, INC.

	By:	/s/ FAINA ROEDER
	Name:	Faina Roeder
	Title:	Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated April 18, 2013.

99.2	CFO Commentary on First Fiscal Quarter of 2013 Results